                                 SCHEDULE 14A
                                (RULE 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(a)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]
Filed by a party other than the Registrant  [ ]

Check the appropriate box:
- --------------------------

   [X] Preliminary proxy statement
   [ ] Definitive proxy statement
   [ ] Definitive additional materials
   [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                          U.S. DIAGNOSTIC LABS INC.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                          U.S. DIAGNOSTIC LABS INC.
                  (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of filing fee (Check the appropriate box):
   [X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or
       14a-6(i)(2).
   [ ] $500 per each party to the controversy pursuant to Exchange Act Rule
       14a-6(i)(3).
   [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
       0-11.

(1)     Title of each class of securities to which transaction applies:

- -----------------------------------------------------------------------------

(2)    Aggregate number of securities to which transaction applies:

- -----------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

- -----------------------------------------------------------------------------

(4)    Proposed maximum aggregate value of transaction:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing of which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)     Amount previously paid:

- -----------------------------------------------------------------------------

(2)     Form, schedule or registration statement no.:

- -----------------------------------------------------------------------------

(3)     Filing party:

- -----------------------------------------------------------------------------

(4)    Date filed:

- -----------------------------------------------------------------------------

- ---------
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                          U.S. DIAGNOSTIC LABS INC.
                             777 S. FLAGLER DRIVE
                               SUITE 1006 WEST
                        WEST PALM BEACH, FLORIDA 33401

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD SEPTEMBER 19, 1996

To the Stockholders:

   Notice is hereby given that the Annual Meeting of the Stockholders of U.S. Diagnostic Labs Inc. ("Company") will be held on September 19, 1996, at 10:00 a.m. local time at the Governors Club, 777 S. Flagler Drive, West Palm Beach, Florida 33401. The meeting is called for the following purposes:

     1. To elect a board of nine directors;

     2. To approve and ratify a proposed amendment to the Amended and Restated Certificate of Incorporation of the Company changing the Company's name to US Diagnostic Inc.

     3. To approve and ratify amendments to the Company's 1995 Long-Term Incentive Plan to increase the number of shares available for grant to 3,000,000 and to provide for the automatic grant of 10,000 options per year to outside directors.

     4. To approve and ratify the appointment of Arthur Andersen LLP as the Company's independent accountants; and

     5. To consider and take action upon such other matters as may properly come before the meeting or any adjournment or adjournments thereof.

   The close of business on July 29, 1996 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting. The stock transfer books of the Company will not be closed.

   All stockholders are cordially invited to attend the meeting. Whether or not you expect to attend, you are respectfully requested by the Board of Directors to sign, date and return the enclosed proxy promptly. Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof. A return envelope which requires no postage if mailed in the United States is enclosed for your convenience.

                                 By Order of the Board of Directors,

                                 Jeffrey A. Goffman,
                                 Chairman and Chief Executive Officer

Dated:  August   , 1996

                          U.S. DIAGNOSTIC LABS INC.
                             777 S. FLAGLER DRIVE
                               SUITE 1006 WEST
                        WEST PALM BEACH, FLORIDA 33401
                                (407) 832-0006
                               PROXY STATEMENT
                        ANNUAL MEETING OF STOCKHOLDERS

   This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of U.S. Diagnostic Labs Inc., a Delaware corporation (the "Company"), for the Annual Meeting of Stockholders to be held at the Governors Club, 777 S. Flagler Drive, West Palm Beach, Florida 33401 on September 19, 1996, at 10:00 a.m. and for any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Any stockholder giving such a proxy has the power to revoke it at any time before it is voted. Written notice of such revocation should be forwarded directly to the Secretary of the Company, at the above stated address. Attendance at the meeting will not have the effect of revoking the proxy unless such written notice is given or the stockholder votes by ballot at the meeting.

   If the enclosed proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the directions thereon and otherwise in accordance with the judgment of the persons designated as proxies. Any proxy on which no direction is specified will be voted in favor of the actions described in this Proxy Statement, including the election of the nominees set forth under the caption "Election of Directors," the approval and ratification of the amendment to the Amended and Restated Certificate of Incorporation (the "Certificate"), the approval and ratification of amendments to the 1995 Long-Term Incentive Plan (the "1995 Plan") and the approval and ratification of Arthur Andersen LLP as the Company's independent accountants.

   The approximate date on which this Proxy Statement and the accompanying form of proxy will first be mailed or given to the Company's stockholders is
August   , 1996.

   Your vote is important. Accordingly, you are urged to sign and return the accompanying proxy card whether or not you plan to attend the meeting. If you do attend, you may vote by ballot at the meeting, thereby cancelling any proxy previously given.

                              VOTING SECURITIES

   Holders of shares of Common Stock, par value $.01 per share (the "Shares"), of record as of the close of business on July 29, 1996, are entitled to notice of and to vote at the meeting on all matters. On the record date there were issued and outstanding 15,760,287 Shares entitled to vote on all other matters. Each outstanding Share is entitled to one vote upon all matters to be acted upon at the meeting. A majority of the outstanding Shares entitled to vote on any matter and represented at the meeting in person or by proxy shall constitute a quorum. Assuming a quorum is present, the affirmative vote of a plurality of the Shares so represented and entitled to vote is necessary to elect the directors and the ratification of the appointment of the independent accountants, and the affirmative vote of a majority of the Shares so represented and entitled to vote, excluding broker non-votes, is necessary to approve and ratify the amendments to the Certificate and the 1995 Plan. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. If a stockholder, present in person or by proxy, abstains on any matter the stockholder's Shares will not be voted on such matter. Thus, an abstention from voting on any matter has the same legal effect as a vote "against" the matter, even though the stockholder may interpret such action differently. Except for determining the presence or absence of a quorum for the transaction of business, broker non-votes are not counted for any purpose in determining whether a matter has been approved.

                            PRINCIPAL STOCKHOLDERS

   Set forth below is information concerning stock ownership of all persons known by the Company to own beneficially 5% or more of the Shares, each director, each executive officer named under "Executive Compensation" and all directors and executive officers of the Company as a group based upon the number of outstanding Shares as of July 29, 1995. For the purposes of this Proxy Statement, beneficial ownership is defined in accordance with the rules of the Securities and Exchange Commission and generally means the power to vote and/or to dispose of the securities regardless of any economic interest therein.

                  NAME AND ADDRESS                     AMOUNT AND
                   OF BENEFICIAL                       NATURE OF      PERCENT OF
                      OWNER OR                         BENEFICIAL     OUTSTANDING
                 IDENTITY OF GROUP                    OWNERSHIP(1)     STOCK(2)
- --------------------------------------------------  --------------  -------------
Jeffrey A. Goffman ................................   4,019,081 (3)       23.7%
Amos F. Almand, III ...............................     185,000 (4)        1.2
Andrew J. Anello ..................................      43,000 (5)         *
C. Keith Hartley ..................................     319,445 (6)        2.0
Charles Jacobson ..................................      80,000 (7)
Michael D. Karsch .................................      75,000 (8)         *
Laurans Mendelson .................................   1,081,081 (9)        6.4
Joseph Paul .......................................      20,800 (10)        *
Gordon Rausser ....................................     616,000 (11)       3.8
Robert D. Burke, M.D. .............................     379,400 (12)       2.3
All officers and directors as a group (11 persons)    5,358,326           29.9

- ------------

   *  less than 1%

    (1) Except as otherwise indicated, each of the parties listed above has sole voting and investment power over the shares owned.

    (2) Based on 15,760,287 shares outstanding.

    (3) Includes (a) 89,000 shares of Common Stock, (b) 220,000 shares of restricted stock granted under the 1995 Plan, (c) 236,000 shares held in escrow ("Escrow Shares") that are subject to forfeiture and will be contributed to capital of the Company if the Company does not attain certain earnings levels in 1996 and (d) 100,000 options to purchase Common Stock currently exercisable and excludes 100,000 options not exercisable within 60 days. Also includes 3,503,081 shares for which Mr. Goffman has a proxy to vote in certain circumstances, including the election of directors, but does not have any investment power.

    (4) Includes 40,000 shares held in escrow which will be released on the same terms as the Escrow Shares and 30,000 shares held in Mr. Almand's pension plan and excludes 50,000 shares underlying options not currently exercisable.

    (5) Includes 6,000 Escrow Shares and 35,000 options to purchase Common Stock currently exercisable.

    (6) Represents shares underlying warrants held by Forum Capital Markets, L.P., of which Mr. Hartley is a managing director.

    (7) Includes shares underlying 80,000 shares of Common Stock.

    (8) Includes 25,000 shares of Common Stock, shares underlying 50,000 warrants that are currently exercisable and excludes 100,000 options to purchase Common Stock not currently exercisable.

    (9) Includes 1,081,081 shares underlying a convertible debenture held by HEICO Corporation, of which Mr. Mendelson is the Chairman of the Board and Chief Executive Officer.

   (10) Includes 20,800 shares of Common Stock and excludes 100,000 options to purchase Common Stock not currently exercisable.

   (11) Includes 126,000 shares of Common Stock, 80,000 Escrow Shares and 410,000 shares underlying currently exercisable options and warrants.

   (12) Includes 109,400 shares of Common Stock, 40,000 Escrow Shares, 60,000 restricted shares granted under the 1995 Plan and 170,000 options to purchase Common Stock and excludes options to purchase 100,000 shares of Common Stock not exercisable within 60 days.

                            ELECTION OF DIRECTORS

   At the meeting, nine directors will be elected by the Stockholders to serve until the next Annual Meeting of Stockholders or until their successors are elected and shall qualify. Messrs. Goffman, Anello, Jacobson, Paul, Rausser and Almand are currently a director of the Company. Management recommends that the persons named below be elected as directors of the Company and it is intended that the accompanying proxy will be voted for the election as directors of the nine persons named below, unless the proxy contains contrary instructions. The Company has no reason to believe that any of the nominees will not be a candidate or will be unable to serve. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the persons named in the proxy have advised that they will vote for the election of such person or persons as shall be designated by management.

   The following sets forth the names and ages of the nine nominees for election to the Board of Directors, their respective principal occupations or employments during the past five years and the period during which each has served as a director of the Company.

   Jeffrey A. Goffman (38) founded the Company in 1993 and has served as the Chairman of the Board, Chief Executive Officer and Chief Financial Officer from inception until June 30, 1996 when he relinquished the Chief Financial Officer position. Effective January 1, 1995, Mr. Goffman commenced full-time employment with the Company. Mr. Goffman was one of the founding partners of Goffman and Associates, CPA, PC, an accounting firm in Valley Stream, New York. From 1988 to 1992, Mr. Goffman was managing partner of such firm. Mr. Goffman is a certified public accountant licensed in New York and Florida and holds a B.S. degree in Accounting from The University of Hartford.

   Amos F. Almand, III (47) was elected a Senior Vice President and director in May 1995. Mr. Almand has been a developer and operator of medical service facilities in the Jacksonville, Florida area for over ten years and was responsible for the development and syndication of eight medical properties since 1983 and numerous other residential and commercial developments. Mr. Almand organized and has been the owner of and the general partner of Salisbury Imaging Ltd. since 1990. Mr. Almand has a B.A. and an M.B.A from the University of Georgia.

   Andrew J. Anello (40) was elected a director in November 1993. Since January 1996, Mr. Anello has been a consultant for Simione Central Inc., a home healthcare consulting firm. From 1988 to January 1996, Mr. Anello was the Vice President of Reimbursement and Finance of Staff Builders, Inc., a publicly traded company involved in the ownership and management of certified home healthcare agencies. From 1978 to 1988 he was an audit supervisor for Empire Blue Cross and Blue Shield. Mr. Anello has a B.A. in Accounting from Queens College.

   Keith Hartley (54), a nominee for director, has been a Senior Managing Director of Forum Capital Markets L.P., an investment banking firm, since August 1995. From May 1991 to August 1995, he was an independent financial consultant. From February 1990 to May 1991, he was a Managing Director of Peers & Co., an investment banking firm, and from 1973 to 1989 he was a Managing Director of Drexel Burnham Lambert Incorporated. Mr. Hartley has been a director of Comdisco, Inc., a publicly traded financial services firm, since 1978. Mr. Hartley has a B.A. from Dartmouth College and an M.B.A. from Columbia University School of Business.

   Charles Jacobson (56), has been a director since June 1995. Since 1983,
Mr. Jacobson has been the Chairman and Chief Executive Officer of Jacobson, Abernathy & Associates, Inc., a diversified healthcare consulting firm with headquarters in Tampa Bay area that provides management and consulting services to hospitals, physician groups, independent practice associations and other ancillary service organizations throughout the southeastern United States.
Mr. Jacobson has over 25 years of healthcare-related experience in the development of new healthcare ventures. He serves on the board of directors of St. John's River Health Network, all of which are in the greater Jacksonville area. He is also the president of Manatee Medical Enterprises Incorporated, a durable medical equipment provider that distributes throughout the southeastern United States. Mr. Jacobson has a B.S. from Christan Brothers University and an M.B.A. from DePaul University.

   Michael D. Karsch (36), a nominee for director, has been Executive Vice President and General Counsel of the Company since July 1, 1996. Prior thereto, he was associated with the law firm of Bachner, Tally, Polevoy & Misher LLP since 1990, including as a partner since July 1995. Mr. Karsch was an associate of the law firm of Skadden, Arps, Slate, Meagher & Flom from 1986 to 1990. Mr. Karsch has a B.S. from the Wharton School of the University of Pennsylvania and a J.D. from the University of Pennsylvania Law School.

   Laurans Mendelson (58), a nominee for director, has been Chairman of the Board and Chief Executive Officer of HEICO Corporation ("HEICO") since 1991. Mr. Mendelson has been Chairman of the Board of Ambassador Square, Inc., a real estate development and management company, since 1980 and President of that company since 1988, as well as Chairman of the Board of Columbia Ventures, Inc., a private investment company since 1987 and President since 1988. Mr. Mendelson has a B.A. from Columbia University.

   Joseph A. Paul (38) has been President and director of the Company since
July 1, 1996. Prior thereto, from May 1994 to June 30, 1996, he was President of MediTek Health Corporation, a subsidiary of HEICO which the Company acquired effective July 1, 1996. Mr. Paul joined HEICO in 1991 as a Vice President and was responsible for forming MediTek. Mr. Paul has been a Vice President Of Ambassador Square, Inc. since 1981 and Vice President of Columbia Ventures since 1988. Mr. Paul has a B.A. from the University of Florida.

   Gordon Rausser, Ph.D. (52) was elected a director in September 1994. Dr. Rausser is a principal of the Law & Economics Consulting Group, Inc., which is an economic consulting firm that provides consulting and litigation support services primarily to Fortune 500 companies. Dr. Rausser has also served as the Dean of the College of Natural Resources since 1994 and has been the Robert Gordon Sproul Distinguished Professor at the University of California at Berkeley since 1986. He was also the Chairman of the Department of Agricultural Resource Economics from 1979 to 1985. Dr. Rausser served on the Council of Economic Advisors from 1986 to 1987 and as Chief Economist of the Agency for International Development from 1988 to 1990. Dr. Rausser has a B.S. from California State University at Fresno and a Ph.D. from the University of California, Davis.

   The Board of Directors currently consists of eight members. Directors are elected by the Company's stockholders at each annual meeting or, in the case of a vacancy, are appointed by the directors then in office, to serve until the next annual meeting or until their successors are elected and qualified. Officers serve at the discretion of the Board of Directors, subject to rights, if any, under contracts of employment.

   Pursuant to the terms of the certain of the Company's acquisition agreements, the Company has agreed to nominate one designee of HEICO, who is Mr. Mendelson.

   The Board of Directors of the Company held three meetings and took action by consent four times during the fiscal year ended December 31, 1995. Each of the directors attended at least 75% of the aggregate of all meetings of the Board of Directors, held during the term of his directorship.

   The Audit Committee will consist of Messrs. Anello, Hartley, and Goffman and is authorized by the Board of Directors to review, with the Company's independent accountants, the annual financial statements of the Company; to review the work of, and approve non-audit services performed by, such independent accountants; and to make annual recommendations to the Board for the appointment of independent public accountants for the ensuing year. The Audit Committee also reviews the effectiveness of the financial and accounting functions, organization, operations and management of the Company.

   The Compensation Committee will consist of Messrs. Hartley and Anello. This committee reviews and recommends to the Board of Directors the compensation and benefits of all officers of the Company, and, reviews general policy matters relating to compensation and benefits of employees of the Company and administers the 1995 Plan and the issuance of stock options to the Company's officers, employees and consultants and also has authority to grant options to directors who are not employees of the Company. The Company does not have a nominating committee.

   The Executive Committee of the Board of Directors consists of Messrs. Paul, Goffman and Karsch. The Executive Committee will exercise the powers and authority of the Board of Directors in the management and affairs of the Company between meetings of the Board of Directors, to the extent permitted by law.

                            DIRECTOR COMPENSATION

   Directors who are not officers receive a payment of $1,000 for each meeting of the Board attended and $500 per Committee meeting attended. Board members will also be reimbursed for reasonable expenses incurred by them in serving as a director of the Company. Dr. Rausser is being compensated pursuant to a consulting agreement and will not receive the above compensation. See "Executive Compensation -- Consulting Agreements."

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934.

   To the Company's knowledge, the following reports required under Section 16(a) of the Securities Exchange Act of 1934 were not timely filed during 1995: for Mr. Almand a Form 3 and Form 4s reporting purchases by his pension plan, a Form 4 for Dr. Rausser reporting the grant of new options, and a Form 3 for Dr. William Harper, IV, who was a director.

                            EXECUTIVE COMPENSATION
                          SUMMARY COMPENSATION TABLE

   The following table sets forth a summary of the compensation paid or accrued by the Company during the year ended December 31, 1995 for the Company's Chief Executive Officer and each other executive officer whose compensation during 1995 exceeded $100,000:

                                      ANNUAL
                                   COMPENSATION
                               ------------------
              (A)                (B)       (C)
NAME AND
PRINCIPAL
POSITION                         YEAR     SALARY
- -----------------------------  ------  ----------
Jeffrey A. Goffman
 Chairman of the Board           1995    $137,500
 and Chief Financial Officer     1994    $120,000
Robert D. Burke, M.D.,           1995    $120,000
 President (2) ...............   1994    $120,000

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                                          LONG TERM
                                                                         COMPENSATION
                               --------------------------               --------------
              (A)                  (D)           (E)            (F)            (G)
NAME AND                                                                    SECURITIES
PRINCIPAL                                    OTHER ANNUAL    RESTRICTED     UNDERLYING
POSITION                          BONUS      COMPENSATION   STOCK AWARD     OPTIONS(#)
- -----------------------------  ----------  --------------  ------------  --------------
Jeffrey A. Goffman
 Chairman of the Board           $100,000      $12,000         50,000        150,000
 and Chief Financial Officer        --         $10,000(1)                     50,000
Robert D. Burke, M.D.,           $100,000      $12,000         50,000        150,000
 President (2) ...............      --         $ 5,000(1)                    110,000

- ------------

   (1) Represents car allowance.

   (2) Dr. Burke resigned as President of the Company in June 1996.

   The following table sets forth information concerning executive officers of the Company listed in the Summary Compensation Table who were granted options during 1995:

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS
                       --------------------------------------------------------
          (A)               (B)            (C)            (D)           (E)
                         NUMBER OF      % OF TOTAL
                         SECURITIES      OPTIONS
                         UNDERLYING     GRANTED TO    EXERCISE OR
                          OPTIONS      EMPLOYEES IN    BASE PRICE    EXPIRATION
NAME                     GRANTED(#)    FISCAL YEAR       ($/SH)         DATE
- ---------------------  ------------  --------------  ------------  ------------
Jeffrey A. Goffman  ..    150,000          18.6%         $5.125       8/15/99
Robert D. Burke, M.D.     150,000          18.6%         $5.125       2/24/04

   The following table sets forth certain information concerning the executive officers listed in the Summary Compensation Table who exercised stock options during 1995 or held unexercised options at December 31, 1995:

             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTION/SAR VALUE

          (A)                  (B)            (C)           (D)              (E)
                                                                          VALUE OF
                                                         NUMBER OF       UNEXERCISED
                                                        UNEXERCISED     IN-THE-MONEY
                                                         OPTIONS AT      OPTIONS AT
                                                         FY-END(#)        FY-END($)
                         SHARES ACQUIRED     VALUE      EXERCISABLE/    EXERCISABLE/
NAME                     ON EXERCISE(#)   REALIZED($)  UNEXERCISABLE    UNEXERCISABLE
- ----------------------  ---------------  -----------  --------------  ---------------
Jeffrey A. Goffman  ...       --             --        40,000/160,000  $ 90,000/318,750
Robert D. Burke, M.D.         --             --        74,000/186,000  $191,300/412,150




EMPLOYMENT AGREEMENTS

   In October 1993, the Company entered into a five-year employment agreement with Jeffrey Goffman pursuant to which he serves as Chairman of the Board and Chief Financial Officer of the Company. The agreement as amended in August 1994 and August 1995, provides for an annual base salary of $185,000, an annual incentive bonus of up to $65,000 and an automobile allowance. The agreement contains confidentiality and noncompetition provisions.

   In June 1994, the Company entered into a five-year employment agreement with Dr. Burke. This agreement as amended in October 1995, provides for annual compensation of $120,000 and an automobile allowance. For 1995 Dr. Burke was entitled to a bonus of up to $100,000 per year based on increases in the Company's net income from the prior year. Effective July 1, 1996, Dr. Burke resigned as President of the Company and became a consultant to the Company and is still being compensated pursuant to the terms of his agreement.

   In July 1995, the Company entered into a three-year employment agreement with Amos F. Almand, III to serve as a Senior Vice President with responsibility over the Jacksonville, Florida area. Mr. Almand receives a base annual salary of $120,000 and received a $100,000 signing bonus.

   Mr. Cohen entered into a four-year employment agreement, as amended, which provides for a base salary of $200,000 and an annual incentive bonus of up to $50,000. Mr. Cohen received 100,000 options under the 1995 Plan at an exercise price of $5.125 upon signing his agreement. Mr. Cohen is entitled to a bonus of five percent of income before taxes of the Company's San Francisco Magnetic Resonance Center Inc. subsidiary with a minimum guarantee of $50,000 per year. Mr. Cohen introduced the Company to SFMRC.

   In December 1995, the Company entered into a three-year employment agreement with Todd R. Smith providing for annual compensation of $100,000, $120,000 and $125,000, respectively, for the three years of the agreement, a $10,000 signing bonus, 80,000 options under the 1995 Plan at an exercise price of $6.50 and an automobile allowance.

   Effective July 1, 1996, the Company entered into an employment agreement with Joseph Paul pursuant to which Mr. Paul is serving as President of the Company. Mr. Paul's agreement provides for an annual salary of $200,000, a bonus of $50,000 in the first year and an automobile allowance. Mr. Paul was also granted 100,000 options under the 1995 Plan at $7.125 and 20,000 shares of restricted stock under the Plan.

   Effective July 1, 1996, the Company entered into an employment agreement with Michael Karsch pursuant to which Mr. Karsch serves as Executive Vice President and General Counsel of the Company. Mr. Karsch's agreement provides for an annual salary of $200,000, a bonus of $50,000 in the first year and an automobile allowance. Mr. Karsch was also granted 100,000 options under the 1995 Plan at $7.125 and 25,000 shares of restricted stock under the 1995 Plan.

   Also effective July 1, 1996, the Company entered into an employment agreement with Andrew Shaw pursuant to which Mr. Shaw serves as Vice President and Chief Financial Officer of the Company. Mr. Shaw's agreement provides for annual salary of $100,000 in the first year, increases and a bonus based on the number of imaging centers owned by the Company and an automobile allowance.
Mr. Shaw was also granted 30,000 options under the 1995 Plan at $12.50.

CONSULTING AGREEMENTS

   In December 1994, the Company entered into a five-year consulting agreement with Coyote Consulting & Financial Services LLC ("Coyote") amended in October 1995, pursuant to which it pays annual base consulting fees of $185,000. Coyote is also entitled to receive a bonus of up to $65,000 if certain financial targets are met. Coyote provides the Company with various management and consulting services including marketing, public and financial relations, employee benefits and due diligence services in connection with the Company's acquisitions. Keith Greenberg and Elise Nulman Greenberg have been providing such services to the Company on behalf of Coyote.

   As of January 1, 1995 and amended effective September 1995, the Company entered into a consulting agreement with Gordon Rausser to retain his services as an economic consultant to the Company. The compensation under this agreement is (a) $25,000 cash for each quarter commencing January 1, 1995 through December 31, 1999 for which Dr. Rausser offers or agrees to serve on the Company's Board of Directors and to provide other consulting services to the Company; and (b) warrants to acquire 400,000 shares of the Company's Common Stock immediately exercisable at $5.00 per share through

December 31, 1999. If the average of the closing bid price of the Common Stock is not at least $10.00 per share for the first 15 days of 1997, then the Company shall issue Dr. Rausser an additional 100,000 shares of Common Stock.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   In June 1996, the Company loaned Jeffrey Goffman $360,000 for 30 days in connection with a private transaction. Such loan bore interest at a rate of 10% per annum and was repaid in July 1996. In connection with his employment agreement and relocation to Florida, the Company provided a loan of up to $100,000 to Michael Karsch, of which $29,000 was borrowed as of July 29, 1996.

   In July 1996, the Company purchased from Amos Almand his 20% interest in Salisbury Imaging, Inc., an 80%-owned subsidiary of the Company. The Company had purchased its interest from Mr. Almand and approximately 40 limited partners in April 1995. The purchase price for such transaction was $567,437, which was equal to the pro-rata price for the original purchase in 1995, although the Company believes that Salisbury Imaging is worth substantially more than such value as a result of the joint venture with a subsidiary of Phycor, Inc.

   All future transactions and loans with affiliates will be on terms no less favorable than can be obtained from unrelated third parties and will be approved by a majority of the independent, disinterested directors of the Company.

              APPROVAL AND RATIFICATION OF THE AMENDMENT TO THE
              AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

   The Board of Directors of the Company has adopted and recommended to the stockholders approval of an amendment to the Company's Certificate to change the Company's name to US Diagnostic Inc. Over the last year, the Company has moved its focus away from the clinical laboratory business to concentrate on its diagnostic imaging business. In August 1996, the Company entered into an agreement to sell its clinical laboratory division, which at the time represented less than five percent of the Company's revenues.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT, AND THE PERSONS NAMED IN THE ACCOMPANYING PROXY WILL VOTE IN ACCORDANCE WITH THE CHOICE SPECIFIED THEREON OR, IF NO CHOICE IS PROPERLY INDICATED, IN FAVOR OF THE AMENDMENT.

                APPROVAL AND RATIFICATION OF AMENDMENTS TO THE
                        1995 LONG-TERM INCENTIVE PLAN

General

   On May 18, 1995, the Board of Directors adopted the 1995 Plan, pursuant to which employees, officers and directors of, and consultants or advisors to, the Company and any subsidiary corporations are eligible to receive incentive stock options ("incentive options") within the meaning of Section 422 of the Code, options that do not qualify as incentive options ("non-qualified options"), and/or awards of restricted stock ("restricted stock awards"). The 1995 Plan currently covers 1,000,000 shares of the Company's Common Stock, of which 800,000 shares are available for grants of incentive and non-qualified options and 200,000 shares are available for restricted stock awards. The 1995 Plan, which expires in May 2005, is administered by the Board of Directors or a committee of the Board of Directors. The purposes of the 1995 Plan are to ensure the retention of existing executive personnel, key employees, directors, consultants and advisors and to provide additional incentive by permitting such individuals to participate in the ownership of the Company, and the criteria to be utilized by the Board of Directors or the committee in granting options and/or restricted stock awards pursuant to the 1995 Plan will be consistent with these purposes. The 1995 Plan provides for automatic grants of options to certain directors in the manner set forth below under "Directors' Options."

   The Board of Directors has adopted amendments to the 1995 Plan to (a) increase the number of shares available for grants of incentive and non-qualified options to 2,300,000 and the number of shares available for restricted stock awards to 700,000, (b) increase the number of options granted automatically to directors to 10,000, and (c) remove the requirement of that the number of options or restricted stock grants to one person be limited to 250,000 per year. The number of shares available for grant under the 1995 Plan will be approximately equal to 10% of the fully diluted number of shares outstanding.

Options

   Options granted under the 1995 Plan may be either incentive options or non-qualified options. Incentive options granted under the 1995 Plan are exercisable for a period of up to 10 years from the date of grant at an exercise price which is not less than the fair market value of the Common Stock on the date of the grant, except that the term of an incentive option granted under the 1995 Plan to a stockholder owning more than 10% of the outstanding voting power may not exceed five years and its exercise price may not be less than 110% of the fair market value of the Common Stock on the date of the grant. To the extent that the aggregate fair market value, as of the date of grant, of the shares for which incentive options become exercisable for the first time by an optionee during the calendar year exceeds $100,000, the portion of such option which is in excess of the $100,000 limitation will be treated as a non-qualified option. Unless otherwise determined by the Board or the committee, options granted under the 1995 Plan to officers, directors or employees of the Company may be exercised only while the optionee is employed or retained by the Company or within 90 days of the date of termination of the employment relationship or directorship. However, options which are exercisable at the time of termination by reason of death or permanent disability of the optionee may be exercised within 12 months of the date of termination of the employment relationship or directorship. Upon the exercise of an option, payment may be made by cash or by any other means that the Board of Directors or the committee determines. No option may be granted under the 1995 Plan after May 2005.

   Options may be granted to such employees, officers and directors of, and consultants and advisors to, the Company or any subsidiary of the Company as the Board of Directors or the committee shall select from time to time in its sole discretion, provided that only employees of the Company or a subsidiary of the Company shall be eligible to receive incentive options. As of July 15, 1996, the number of employees, officers and directors of the Company and any subsidiary of the Company eligible to receive grants under the 1995 Plan was approximately 700 persons. The number of consultants and advisors to the Company eligible to receive grants under the 1995 Plan is not determinable. An optionee may be granted more than one option under the 1995 Plan. The Board of Directors or the committee, in its discretion, determines (subject to the terms of the 1995 Plan) who will be granted options, the time or times at which options shall be granted, and the number of shares subject to each option, whether the options are incentive options or non-qualified options, and the manner in which options may be exercised. In making such determination, consideration may be given to the value of the services rendered by the respective individuals, their present and potential contributions to the success of the Company and its subsidiaries and such other factors deemed relevant in accomplishing the purpose of the 1995 Plan.

   Under the 1995 Plan, the optionee has none of the rights of a stockholder with respect to the shares issuable upon the exercise of the option until such shares shall be issued upon such exercise. No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to the date of exercise, except as provided in the 1995 Plan. During the lifetime of the optionee, an option shall be exercisable only by the optionee. No option may be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of decent and distribution.

Restricted Stock Awards

   Restricted Stock Awards may be made only to such employees, officers and directors of, and consultants and advisors to, the Company or any subsidiary of the Company as the Board of Directors or the committee shall select from time to time in its sole discretion. As of July 15, 1996, the number of employees, officers and directors of the Company and any subsidiary of the Company eligible to receive awards under the 1995 Plan was approximately 700 persons. The number of consultants and advisors to the Company eligible to receive awards under the 1995 Plan is not determinable. An awardee may receive more than one award under the 1995 Plan. The Board of Directors or the committee will, in its discretion, determine (subject to the terms of the 1995 Plan) who will be awarded restricted stock, the time or times at which award shall be made, the number of shares of restricted stock to be awarded, the restriction period or performance criteria applicable to each restricted stock award, and the payment if any, to be made by the awardee in consideration of the restricted stock award. Restricted stock awards may be without payment or consideration, or may provide for a payment of cash or deferred consideration which is less than the fair market value of the awarded shares on the date of grant. In making such determinations, consideration may be given to the value of the services rendered by the respective individuals, their present and potential contributions to the success of the Company and its subsidiaries and such other factors deemed relevant in accomplishing the purpose of the 1995 Plan.

   Awards of the Company's Common Stock may be made by the Committee subject to the restriction that the awarded shares may be repurchased by the Company at a fixed price or a price established by formula, either upon forfeiture of the awarded shares or in other specific circumstances. In addition, any shares awarded by the Committee as a restricted stock award may be subject to the condition that such shares may not be sold, pledged, exchanged, transferred or otherwise disposed of until such restriction lapses, and shall be forfeited to the Company if the recipient's employment is terminated prior to the lapse of such restrictions, except as provided below. The restriction may lapse due to the passage of time or the satisfaction of certain predetermined performance criteria as determined by the Committee, unless terminated earlier by any of the following events, at which time the Committee shall decide, in its sole discretion, that the lapse of restrictions at such time with respect to all or a portion of the shares awarded is in the best interest of the Company: (i) a recipient's death; (ii) a recipient's disability; (iii) the occurrence of a trigger event, as defined in the 1995 Plan; (iv) the recipient's termination or early retirement; and
(v) any other time determined by the Committee in its sole discretion. Each certificated would bear a legend giving notice of the restrictions in the grant.

   Subject to the above restrictions, a grantee of an award has all the rights of a stockholder with respect to the shares covered by the award including the right to vote such shares and the right to receive cash or stock dividends with respect thereto, and the right to participate in any subdivision or consolidation of shares or other capital adjustment, or other increase or decrease in such shares, effected without receipt of consideration by the Company.

   The Board of Directors may amend or terminate the 1995 Plan except that stockholder approval is required to effect a change so as to increase the aggregate number of shares that may be issued under the 1995 Plan (unless adjusted to reflect such changes as a result of a stock dividend, stock split, recapitalization, merger or consolidation of the Company), to modify the requirements as to eligibility to receive options, to increase materially the benefits accruing to participants or as otherwise may be required by Rule 16b-3 or Section 422 of the Code. No action taken by the Board may materially and adversely affect any outstanding option grant without the consent of the optionee.

Directors' Options

   The provisions of the 1995 Plan provide for the automatic grant of non-qualified options to purchase shares of Common Stock ("Director Options") to directors of the Company who are not employees or principal stockholders of the Company or referring physicians to the Company ("Eligible Directors"). Eligible Directors of the Company were granted a Director Option to purchase 10,000 Shares on the date that the 1995 Plan was adopted at $5.00 per share. Future Eligible Directors of the Company will be granted a Director Option to purchase 10,000 Shares on the date that such person is first elected or appointed a director ("Initial Director Options"). Further, commencing on the day immediately following the date of the annual meeting of stockholders for the Company's fiscal year ending December 31, 1996, each Eligible Director, other than directors who received an Initial Director Option since the last annual meeting, will be granted a Director Option to purchase 10,000 Shares ("Automatic Grant") on the day immediately following the date of each annual meeting of stockholders, as long as such director is a member of the Board of Directors. The exercise price for each share subject to a Director Option shall be equal to the fair market value of the Common Stock on the date of grant.

Federal Income Tax Consequences -- Options

   Under current tax law, there are generally no Federal income tax consequences to either the employee or the Company on the grant of non-qualified options if granted under the terms set forth in the 1995 Plan and if the option is not immediately exercisable. Upon exercise of such a non-qualified option, the excess of the fair market value of the shares subject to the option over the option price (the "Spread") at the date of exercise is taxable as ordinary compensation income to the optionee in the year it is exercised and is deductible by the Company as compensation for Federal income tax purposes, if Federal income tax is withheld on the Spread. However, if the shares are subject to vesting restrictions conditioned on future employment or the holder is subject to the short-swing profits liability restrictions of Section 16(b) of the Exchange Act of (i.e., is an executive officer, director or 10% stockholder of the Company) then taxation and measurement of the Spread is deferred until such restrictions lapse, unless a special election is made under Section 83(b) of the Code to report such income currently without regard to such restrictions. The optionee's basis in the shares will be equal to the fair market value on the date taxation is imposed (determined without regard to marketability restrictions imposed by the securities laws) and the holding period commences on such date.

   Incentive option holders incur no regular Federal income tax liability at the time of grant or upon exercise of such option, assuming that the optionee was an employee of the Company from the date the option was granted until 90 days before such exercise. However, upon exercise, the Spread must be added to regular Federal taxable income in computing the optionee's "alternative minimum tax" liability. An optionee's basis in the shares received on exercise of an incentive stock option will be the option price of such shares for regular income tax purposes. No deduction is allowable to the Company for Federal income tax purposes in connection with the grant or exercise of such option.

   If the holder of shares acquired through exercise of an incentive option sells such shares within two years of the date of grant of such option or within one year from the date of exercise of such option (a "Disqualifying Disposition"), the optionee will realize income taxable at ordinary rates. Ordinary income is reportable during the year of such sale equal to the difference between the option price and the fair market value of the shares at the date the option is exercised, but the amount includable as ordinary income shall not exceed the excess, if any, of the proceeds of such sale over the option price. In addition to ordinary income, a Disqualifying Disposition may result in taxable income subject to capital gains treatment if the sales proceeds exceed the optionee's basis in the shares (i.e., the option price plus the amount includable as ordinary income). The amount of the optionee's taxable ordinary income will be deductible by the Company in the year of the Disqualifying Disposition.

   At the time of sale of shares received upon exercise of an option (other than a Disqualifying Disposition of shares received upon the exercise of an incentive option), any gain or loss is long-term or short-term capital gain or loss, depending upon the holding period. The holding period for long-term capital gain or loss treatment is more than one year.

   The foregoing is not intended to be an exhaustive analysis of the tax consequences relating to stock options issued or restricted stock awarded under the 1995 Plan. For instance, the treatment of options and awards under state and local tax laws, which are not described above, may differ from their treatment for Federal income tax purposes.

Federal Income Tax Consequences --Restricted Stock Awards

   The grant of Restricted Stock Awards should not result in income for the grantee or in a deduction for the Company for federal income tax purposes, assuming the shares transferred are subject to restrictions resulting in a substantial risk of forfeiture based upon continued employment as intended by the Company. If there are no such restrictions, the grantee would recognize ordinary compensation income upon the receipt of the shares equal to the excess, if any, of the fair market value of the stock over the amount paid therefor by the grantee, unless the grantee is subject to liability under
Section 16(b) of the Exchange Act, in which case ordinary compensation income would be recognized when such restrictions lapse, based upon the fair market value of the stock at that time. Fair market value would be determined without regard to other marketability restrictions imposed by the securities laws. Dividends paid to the grantee while the stock remained subject to restriction would be treated as compensation for federal income tax purposes. At the time the restrictions lapse, the grantee would receive ordinary income, and the Company would be entitled to a deduction measured by the fair market value of the shares at the time of lapse. Income tax withholding would be required. Grantees of restricted stock which is subject to such restrictions may make an election under Section 83(b) of the Code to recognize compensation income as of the date of grant.

   Through July 29, 1996 options to purchase an aggregate of 1,375,000 Shares have been granted under the 1995 Plan at exercise prices ranging from $4.00 per share to $12.50 per share. Through July 29, 1996, an aggregate of 480,000 Shares of restricted stock have been made under the 1995 Plan.

   The following table sets forth certain information with respect to grants of stock options made under the 1995 Plan:

                              NEW PLAN BENEFITS

                        1995 LONG-TERM INCENTIVE PLAN

         GRANTS ISSUED SUBJECT TO APPROVAL OF AMENDMENTS TO THE PLAN

NAME AND POSITION                            NUMBER OF OPTIONS  EXERCISE PRICE  NUMBER OF RESTRICTED SHARES
- -------------------------------------------  -----------------  --------------  ---------------------------
Jeffrey A. Goffman, Chairman and
 Chief Executive Officer ...................       100,000           $7.125                195,000
Robert Burke, M.D. .........................                                                35,000
Joseph Paul, President .....................       100,000           $7.125                 20,000
Michael D. Karsch, Executive Vice President
 and General Counsel .......................       100,000           $7.125                 25,000
Amos F. Almand, III, Senior Vice President          50,000           $7.125                      0
Executive Group ............................       420,000           $7.125                240,000
Non-Executive Director Group ...............        50,000(1)          (2)                       0

- ------------

   (1) Represents 10,000 options granted to each of Messrs. Anello, Hartley, Jacobson, Mendelson and Rausser, all of whom will be directors of the Company and were eligible, under the terms of the 1995 Plan, to receive automatic grants of 10,000 options each. See "Directors' Options."

   (2) Exercise price will be determined on December 31, 1996.

   The last sale price of the Common Stock on August 7, 1996 on the Nasdaq National Market was $10.063 per share. Other than the options set forth in the table above, the options to be granted pursuant to the 1995 Plan are not determinable. Awards of restricted stock to be granted pursuant to the 1995 Plan are not determinable. The table above does not include options that may be automatically granted in the future to eligible directors of the Company pursuant to the terms of the 1995 Plan, because it is not determinable whether the current eligible directors will remain eligible directors or whether additional eligible directors will be elected to the Board.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL AND RATIFICATION OF AMENDMENTS TO THE 1995 PLAN, AND THE PERSONS NAMED IN THE ACCOMPANYING PROXY WILL VOTE IN ACCORDANCE WITH THE CHOICE SPECIFIED THEREON OR, IF NO CHOICE IS PROPERLY INDICATED, IN FAVOR OF THE APPROVAL AND RATIFICATION.

RATIFY THE SELECTION OF ARTHUR ANDERSEN LLP AS INDEPENDENT ACCOUNTANTS

   In June 1996, the Board of Directors engaged Arthur Andersen LLP as the Company's independent accountants for the year ending December 31, 1996.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL AND RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT ACCOUNTANTS, AND THE PERSONS NAMED IN THE ACCOMPANYING PROXY WILL VOTE IN ACCORDANCE WITH THE CHOICE SPECIFIED THEREON OR, IF NO CHOICE IS PROPERLY INDICATED, IN FAVOR OF THE APPROVAL AND RATIFICATION.

                                   GENERAL

   The management of the Company does not know of any matters other than those stated in this Proxy Statement which are to be presented for action at the meeting. If any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted on any such other matters in accordance with the judgment of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

   The Company will bear the cost of preparing, printing, assembling and mailing the proxy, Proxy Statement and other material which may be sent to stockholders in connection with this solicitation. It is contemplated that brokerage houses will forward the proxy materials to beneficial owners at the request of the Company. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Company may solicit by telephone proxies without additional compensation. The Company does not expect to pay any compensation for the solicitation of proxies.

   The Company will provide without charge to each person being solicited by this Proxy Statement, on the written request of any such person, a copy of the Annual Report of the Company on Form 10-KSB for the fiscal year ended December 31, 1995 (as filed with the Securities and Exchange Commission) including the financial statements thereto. All such requests should be directed to Mr. Joseph Scime, Director of Investor Relations, U.S. Diagnostic Inc., 777 S. Flagler Drive, Suite 1006 West, West Palm Beach, Florida 33401.

   A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting of Stockholders with the opportunity to make a statement if he desires to do so, and shall be available to respond to appropriate questions.

                            STOCKHOLDER PROPOSALS

   The Annual Meeting of Stockholders for the fiscal year ending December 31, 1996 is expected to be held in June 1997. All proposals intended to be presented at the Company's next Annual Meeting of Stockholders must be received at the Company's executive office no later than December 31, 1996, for inclusion in the Proxy Statement and form of proxy related to that meeting.
                                        By Order of the Board of Directors,

                                        Jeffrey A. Goffman
                                        Chairman
Dated: August   , 1996

PROXY
                          U.S. DIAGNOSTIC LABS INC.
                        ANNUAL MEETING OF STOCKHOLDERS
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Jeffrey A. Goffman or Joseph A. Paul, to represent the undersigned at the Annual Meeting of Stockholders to be held at the Governors Club, 777 S. Flagler Drive, West Palm Beach Florida 33401 on September 19, 1996 at 10:00 a.m. and at any adjournment thereof, and to vote the shares of Common Stock the undersigned would be entitled to vote if personally present, as indicated below.

1. Election of Directors
   FOR all nominees listed below  [ ]
   (except as marked to the
   contrary below)
                                 WITHHOLDING AUTHORITY  [ ]
                                 to vote for all nominees listed below

          Jeffrey A. Goffman, Amos F. Almand, III, Andrew J. Anello,
             Keith Hartley, Charles Jacobson, Michael D. Karsch,
           Laurans Mendelson, Joseph A. Paul, Gordon Rausser, Ph.D.

   (INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name on the line provided below.)
- -----------------------------------------------------------------------------

2. Approval and ratification of the proposed amendment to the Amended Certificate of Incorporation of the Company to change the Company's name
   to US Diagnostic Inc. FOR  [ ]   AGAINST  [ ]   ABSTAIN  [ ]

3. Approval and ratification of the amendments to the Company's 1995
   Long-Term Incentive Plan.
   FOR  [ ]   AGAINST  [ ]   ABSTAIN  [ ]
                                               (Continued on the reverse side)

4. Approval and ratification of the appointment of Arthur Andersen LLP as independent accountants.
   FOR  [ ]   AGAINST  [ ]   ABSTAIN  [ ]

5. IN THEIR DISCRETION, PROXIES ARE AUTHORIZED TO VOTE UPON SUCH BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

   The Shares represented by this proxy will be voted as directed. IF NO CONTRARY INSTRUCTION IS GIVEN, THE SHARES WILL BE VOTED FOR THE ELECTION OF THE NOMINEES, FOR THE APPROVAL AND RATIFICATION OF THE PROPOSED AMENDMENT TO THE AMENDED CERTIFICATE OF INCORPORATION, FOR THE APPROVAL AND RATIFICATION OF THE AMENDMENTS TO THE 1995 LONG-TERM INCENTIVE PLAN AND FOR THE APPROVAL AND RATIFICATION OF ARTHUR ANDERSEN LLP AS INDEPENDENT ACCOUNTANTS.
                                     DATED: , 1996
                                     --------------------

                                     --------------------
                                     Signature

                                     --------------------
                                     Signature if held jointly.
                                     (Please date, sign as name appears at
                                     the left, and return promptly. If
                                     the Shares are registered in the
                                     names of two or more persons, each
                                     should sign. When signing as
                                     Corporate Officer, Partner, Executor,
                                     Administrator, Trustee or
                                     Guardian, please give full title.
                                     Please note any changes in your
                                     address alongside the address as it
                                     appears in the proxy.)